UNITED STATES

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XPO LOGISTICS, INC.

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Discussion of the 2017 Proxy Proposals: Executive Compensation and Sustainability Reporting

2017 Annual Meeting of Stockholders Proposals Under Consideration for Stockholder Voting There are four proposals being voted on by XPO Logistics, Inc. (XPO Logistics or the Company) stockholders, as detailed in our 2017 Proxy Statement filed with the Securities and Exchange Commission on April 17, 2017 (Proxy Statement) Among these proposals, we would like to discuss in further detail and provide clarification on the Company’s position regarding: Proposal 3: the advisory vote to approve executive compensation, and Proposal 4: the stockholder proposal, prepared by the International Brotherhood of Teamsters General Fund, requesting that XPO Logistics issue an annual sustainability report Item for Voting Proposal Board Recommendation Election of Directors Elect seven members of our Board of Directors for a term to expire at the 2018 annual meeting of stockholders or until their successors are duly elected and qualified FOR each Director Nominee Ratification of Appointment of Independent Public Accounting Firm Ratify appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2017 FOR Advisory Vote to Approve Executive Compensation Conduct an advisory vote to approve the executive compensation of our named executive officers (NEOs) as disclosed in the Proxy Statement FOR Stockholder Proposal Regarding an Annual Sustainability Report The International Brotherhood of Teamsters requests XPO Logistics’ issuance of an annual sustainability report regarding environmental, social and governance-related issues affecting the Company AGAINST 1 2 3 4

Key Points on Executive Compensation The following provides greater context on the Company’s 2016 annual short-term incentive awards and performance-based restricted stock unit (PRSU) awards. The principal points that shareholders should consider are: Annual Short-Term Incentive Award Cash-Settled PSRU Awards The 2016 annual cash incentive awards paid to our NEOs were determined by our Compensation Committee, which is composed of independent directors, based on achievement of pre-established Company and individual performance measures PRSU awards have high-growth cash flow per share targets and payment requires significant upside in the Company’s financial performance every single year from 2016 to 2019 No award exceeded the per person maximum amount established by the Compensation Committee at the beginning of 2016 The Compensation Committee considered these awards as grants that would cover a four-year period, and no additional grants have been made for 2017 The portion of each award that exceeds the target amount, if any, is subject to repayment if the NEO leaves the Company within 2 years following payment for any reason (other than following a change in control) These awards are granted pursuant to new 2016 employment agreements with the NEOs, which also extended the lock-up restrictions on the NEOs’ outstanding equity awards for two additional years, through September 2, 2018 1 2 Proposal 3: Advisory Vote to Approve Executive Compensation

Overview of Annual Short-Term Incentive Awards for NEOs Our NEOs – Messrs. Jacobs, Cooper, Hardig, Malat and Devens – were eligible to receive annual target cash incentives for 2016 equal to 100% of their respective annual base salaries Under the terms of the annual incentive awards granted at the beginning of 2016, payment was contingent on the Company achieving a pre-established adjusted EBITDA goal for 2016 If that goal was achieved, each NEO would be eligible for a maximum bonus of $5MM, subject to negative discretion by the Compensation Committee based on achievement of pre-established Company and individual performance measures This is a common bonus structure to ensure that the bonuses are deductible for tax purposes under Section 162(m) Though the threshold adjusted EBITDA goal was not met due to the sale of the North America Truckload business, the actual bonus amounts were determined by the Compensation Committee based on the relevant pre-established performance measures The Compensation Committee determined that it would be unfair and inconsistent with the goals of the Company’s compensation program for the NEOs to receive a $0 payout as a result of a one-time event (the North America Truckload sale) which strengthened the Company’s balance sheet and improved its long-term growth profile Therefore, the Compensation Committee used discretion, as permitted under the shareholder-approved 2011 Omnibus Incentive Plan, to award the annual cash incentive amounts shown in the Proxy Statement for each NEO based on achievement of pre-established Company and individual performance measures, and to forego the 162(m) tax deductibility for these cash incentive award amounts None of the 2016 short-term incentive payouts exceeded the specified maximum bonus amount of $5MM established by the Compensation Committee at the beginning of the year The entire amount of cash incentive for each NEO that exceeds the “100% of base salary” target (which is applicable for Jacobs, Cooper and Hardig) is subject to repayment if the NEO leaves the Company within 2 years following payment for any reason (other than following a change in control) For our CEO, this means that 55% of his cash incentive payout remains at-risk Proposal 3: Advisory Vote to Approve Executive Compensation

Proposal 3: Advisory Vote to Approve Executive Compensation

Alignment of Annual Cash Incentives with Results

The annual cash incentives reflect recognition of the Company's major successes in 2016, led by our NEOs, including:

1. Record results for full-year net income ($63MM), cash flow from operations ($625MM), adjusted EBITDA ($1.25Bn)(1) and free cash flow ($211MM)(1), while continuing to invest in growth
2. Strong organic growth from our last mile unit in North America and our global contract logistics operations, both of which benefitted from e-commerce
3. 440 basis point improvement in operating margin versus 2015 in the NA LTL business
4. Navigating a significant period of integration following two major acquisitions in 2015, as the Company grew in a matter of months into an over 89,000-person organization with almost double the revenues, becoming Fortune 500's fastest-growing company and making it to the Fortune 500 list for the first time
5. Reducing cash interest expense by an estimated $75MM annually through opportunistic refinancing of $2.6Bn of debt and the $550MM+ of cash generated from the sale of the North American Truckload business
6. Implementing numerous efficiencies in procurement, real estate, back office operations and workforce technologies (such as deploying 14,000 new handheld devices to dockworkers and drivers and introducing proprietary pricing systems)
7. Cross-fertilizing best practices across regions

Notes:
(1) See Appendix for reconciliations of adjusted EBITDA to GAAP net income and free cash flow to cash flow from operations

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Overview of the PRSU Program The NEOs were granted PRSUs with high-growth adjusted cash flow per share targets Payment of these PRSUs requires significant improvement in the Company’s financial performance every single year from 2016 to 2019 The first tranche vested upon exceeding the 2016 target of $2.93, with certification of performance achievement by the Compensation Committee in February 2017. The targets for the remaining three years are rigorous, with high double-digit growth rates expected for Cash Flow Per Share over the next three years: 2016: $2.93 2017: $3.96 2018: $5.38 2019: $6.39 Going forward, we expect our NEOs to lead a 17% year-over-year increase in adjusted EBITDA in 2017, and another 17% in 2018, with cash generation growing at a faster pace than EBITDA each year and expected to reach a targeted $900MM over the course of 2017 and 2018 These RSUs were specifically designed with performance goals based on adjusted Cash Flow Per Share, which is derived from adjusted EBITDA, in order to incentivize our NEOs to achieve these rigorous goals These high-growth targets also demonstrate management’s and the Compensation Committee’s commitment and confidence that the Company is well-positioned to demonstrate continued progress +35% +36% +19% Using multiple one-year performance periods reinforces the incentive and requirement to put forth steady and strong annual performance. It also mitigates the risk that our NEOs under-perform for several years and “make up” the goal achievement in the final stretch, as could happen with a single 4-year measurement period Proposal 3: Advisory Vote to Approve Executive Compensation

PRSU Program Incentivizes Achievement of Company Goals We disclosed in last year’s Proxy Statement that each of the NEOs entered into new 4-year employment contracts at the beginning of 2016, providing for the grant of these PRSUs, which were meant to: Drive organizational performance by tying a significant amount of each NEO’s compensation to achievement of Company goals Reward the significant effort of further integrating our people, technology and physical assets Align the financial interests of our NEOs to long-term shareholder value creation Motivate our NEOs to continue seeking profit improvement opportunities that benefit the Company, its customers and its shareholders, and that drives XPO Logistics into market-leading positions in the industry 1 2 3 4 With these 4-year employment contracts, XPO also extended the lock-up restrictions on outstanding equity awards for two additional years, through September 2, 2018 In addition, the Compensation Committee considered the PRSU awards as grants that would cover a 4-year period When the grant date value of the PRSU awards to our NEOs are viewed on an annualized basis, their total direct compensation is positioned appropriately relative to our core competitors The annual total direct compensation for our CEO would be comprised of the following values; over 90% of his total pay opportunity is variable and “at-risk”, and over 70% is directly aligned with stockholder value creation: No additional equity awards have been granted for 2017 for any of the NEOs In the fourth quarter of this year, the Compensation Committee will determine the appropriate prospective incentive structure for our NEOs based on performance Pay Component % Mix $ Amt. Awarded Variable Base Salary 9% $625,000 - Cash Bonus 20% $1,375,000 $1,375,000, with $750,000 to be repaid if CEO leaves the Company within 2 years PRSU Grant Value 71% $5,000,000 100% contingent on achievement of performance goals; value realized varies depending on stock price Total Reward 100% $7,000,000 Over 90% of Total Reward is “at-risk” Proposal 3: Advisory Vote to Approve Executive Compensation

Key Features of PRSU Program & Other Compensation Practices As noted in our Proxy Statement, a significant amount of the pay opportunity for our NEOs is awarded in long-term PRSU incentives that are tied to high-growth financial targets. These awards are designed with the following features, intended to incentivize high performance among our NEOs while protecting and aligning their pay opportunities with stockholder value creation: The PRSUs (granted in February 2016) will vest 25% annually over four years only if the pre-determined performance goals for each year are achieved There is zero payout if the established financial targets are not attained (i.e., no minimum achievement threshold upon which any portion of the award would be earned). There is no upside leverage if the target is exceeded in any given year; the maximum achievement is the target itself (100%) Payouts are tied directly to stock price performance, in direct alignment with stockholder interests. If our stock price increases from grant date to vesting date, the award will pay out at a higher amount than the original grant. Conversely, if the stock price declines in that same period, the original grant will decline in value at the same rate as the stock price Awards are subject to clawback both during the vesting period and after payout based on the circumstances specified in the terms of the awards 1 2 3 4 5 Additionally, XPO Logistics exercises the following compensation practices for its NEOs: No guaranteed bonuses No supplemental pension or retirement savings plans beyond what is provided broadly to all XPO Logistics employees No perks such as executive health services, club memberships, relocation assistance, stipends, or financial planning services Proposal 3: Advisory Vote to Approve Executive Compensation

A Strong and Global Commitment to Sustainability XPO has a strong and global commitment to sustainability, demonstrated by our many positive developments and commitments in this space, including: Ownership of one of the most modern and environmental-friendly fleets in Europe 97% compliant with Euro V, EEV and Euro VI standards, with average truck age of 2.5 years Ownership of the largest natural gas truck fleet in Europe Introduction of the first LNG-powered tractors in Europe in 2015 Will lower the carbon footprint of trucking in Paris this year by using natural gas trucks for the road transport portion of France's first intermodal urban rail shuttle Launched government-approved mega-trucks in Spain, expected to reduce CO2 emissions by over 25% Honored for excellence in environmental improvement by SmartWay® Named a Top 75 Green Supply Chain Partner by Inbound Logistics 1 2 3 4 5 Proposal 4: Stockholder Proposal Requesting that XPO Logistics Issue an Annual Sustainability Report

Proposal 4: Stockholder Proposal Requesting that XPO Logistics Issue an Annual Sustainability Report

XPO is a Leader in Sustainability

XPO continues to implement appropriate controls and monitoring of its practices to ensure optimal efficiency and environmental compliance:

1. Awarded the label “Objectif CO2” for outstanding environmental performance of transport operations in Europe by the French Ministry of the Environment and the French Environment and Energy Agency
2. Large capex investment in 2017 in fuel-efficient Freightliner Cascadia tractors in North America (EPA 2013-compliant and GHG14-compliant SCR technology), and Euro 6-compliant tractors in Europe
3. ISO14001-certified logistics facilities ensure environmental compliance
4. Fuel emissions from forklifts monitored in supply chain sites, and systems in place to take immediate corrective action if needed
5. Reverse logistics operations in supply chain sites recycle millions of electronic components and batteries each year
6. Energy efficiency evaluations performed on all warehouses prior to selecting sites to lease, and energy efficient equipment purchased when feasible

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XPO is a Leader in Sustainability XPO is committed to operating its business in a way that demonstrates a high regard for the environment and all stakeholders: Packaging engineers ensure that the optimal carton size is used for each product slated for distribution Recycled packaging purchased when feasible Reusable kitting tools utilized for the installation of parts in customer operations, manufactured by XPO Measures instilled in daily operations to reduce paper, such as electronic waybills and documentation, and waste mitigation policies Drivers trained in responsible eco-driving and fuel usage reduction techniques Experimenting with diesel alternatives such as diesel-electric hybrids Report annually on European compliance with the United Nations Global Compact 1 2 3 4 5 6 7 Proposal 4: Stockholder Proposal Requesting that XPO Logistics Issue an Annual Sustainability Report

Appendix

Reconciliation of Non-GAAP Measures Appendix Consolidated Reconciliation of Net Income to Adjusted EBITDA Free Cash Flow ($MM) ($MM)

Reconciliation of Non-GAAP Measures Appendix Non-GAAP Financial Measures This document contains certain non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission (“SEC”), including free cash flow for the twelve-month period ended December 31, 2016, as well as adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) for the twelve-month period ended December 31, 2016. We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. These adjustments are consistent with how management views our businesses. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance. Accordingly, we believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that adjusted EBITDA improves comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of normalized operating activities. Adjusted EBITDA includes adjustments for acquisition costs and related integration and rebranding initiatives. Transaction and integration adjustments are generally incremental costs that result from an acquisition and include transaction costs, restructuring costs, acquisition and integration consulting fees, internal salaries and wages (to the extent the individuals are assigned full-time to integration activities) and certain costs related to integrating and converting IT systems. Rebranding adjustments relate primarily to the rebranding of the XPO Logistics name on our truck fleet and buildings. Other companies may calculate adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to revenue, net income or cash flows provided (used) by operating activities and other measures determined in accordance with GAAP. Items excluded from adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, adjusted EBITDA should only be used as a supplemental measure of our operating performance. As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the financial tables attached to this document. With respect to our 2017 and 2018 financial targets of adjusted EBITDA and our 2017 and 2017-2018 cumulative targets for free cash flow, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the reconciling items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP that would be required to produce such a reconciliation.